PERMA-FIX ENVIRONMENTAL SERVICES, INC.

                    AMENDMENT TO COMMON STOCK WARRANT


     THIS AMENDMENT TO COMMON STOCK WARRANT (this "Amendment") dated as of February 7, 1997, is by and between PERMA-FIX ENVIRONMENTAL
SERVICES, INC., a Delaware corporation (the "Company"), and ALFRED
C. WARRINGTON, IV (the "Holder").

                            Recitals
                            ________

     A. The Holder is the owner of Common Stock Warrant No. W-22, dated February 10, 1992, to purchase up to 8,268 shares of common stock, $.001 par value per share, of the Company on the terms and conditions set forth therein (the "Warrant"). The Warrant presently expires on February 10, 1997.

     B. On the terms and conditions hereinafter set forth, the Company and the Holder desire to amend the Warrant to (i) extend the time period within which the Warrant may be exercised and (ii) reduce the exercise price thereof.

     C. The Board of Directors of the Company has authorized and approved the amendments to the Warrant set forth herein.

                               Agreement
                               _________

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Unless the context otherwise requires, capitalized terms used herein shall have the respective meanings given them in the Warrant.

     2. Subject to paragraph 3 below, the Warrant is hereby amended and modified as follows:

          (i) The references to the date "February 10, 1997" on the second page of the Warrant and in Section 1 thereof are hereby amended and modified to refer to the date "March 3, 1997"; and

          (ii) The Exercise Price set forth in Section 2 of the
     Warrant is hereby amended and modified to $1.00 per share of Common Stock, subject to adjustment from time to time pursuant to Section 11 of the Warrant.

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     3.   As provided in Section 10(a) of the Warrant, this
Amendment shall become effective only in the event that the holders of warrants (including the Holder) representing not less than eighty percent (80%) of the shares of Common Stock issuable upon exercise of any and all of the Common Stock Warrants consent in writing to the amendments to the Warrant set forth herein. The Holder and the Company hereby consent to the amendment of all other Common Stock Warrants in the manner set forth in paragraph 2 above.

     4. This Amendment may be executed in one or more counterparts and by facsimile.

     5. Except as expressly amended hereby, the Warrant remains in full force and effect and the rights and obligations of the parties shall be as set forth therein.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

PERMA-FIX ENVIRONMENTAL
  SERVICES, INC.

/s/ Dr. Louis F. Centofanti              /s/ Alfred C. Warrington, IV

By:___________________________          ________________________
Title: Chairman and Chief               Alfred C. Warrington, IV
       Executive Officer